Exhibit 99.1

Sparton Corporation Names New Interim President and CEO

•	Cary B. Wood resigns as President and CEO and as a Member of the Board of Directors

•	Michael Osborne, Senior Vice-President, Corporate Development, Departs

•	Joseph J. Harnett Appointed Interim President and CEO

•	Board Member James R. Swartwout Elected Chairman

SCHAUMBURG, Ill.–(BUSINESS WIRE)–February 5, 2016–Sparton Corporation (NYSE: SPA) announced today that Cary B. Wood has resigned as its President and Chief Executive Officer, effective immediately.

Also, Michael Osborne, Senior Vice-President, Corporate Development, has left the Company, also effective immediately.

Also effective immediately, Joseph J. Hartnett, current Chairman of the Board of Directors, has been appointed as interim President and Chief Executive Officer and will serve in that position until a new President and Chief Executive Officer has been appointed. Mr. Hartnett has stepped down as Chairman and from the Board’s Audit Committee but will remain on the Board. Sparton Board Member James R. Swartwout has been appointed by the Board as Chairman.

Mr. Osborne’s duties have been reassigned to other members of Sparton’s senior management team.

The Board of Directors is actively conducting a search for a new President and Chief Executive Officer and has retained a nationally recognized executive search firm to assist in its recruiting efforts. It is expected that when appointed, the new President and Chief Executive Officer will also serve as a member of Sparton’s Board of Directors.

Mr. Hartnett said, “The Board of Directors recognizes the value that Cary has brought to Sparton during his tenure as CEO and thanks him for his many contributions.” Mr. Hartnett also stated that “Sparton’s talented leadership team will enable it to steer a steady course in its operations and financial performance pending the naming of a new President and CEO.”

Mr. Hartnett has served as a member of Sparton’s Board of Directors since 2008 and as Chairman since 2014. Mr. Hartnett has served as a member of the Audit Committee of the Board of Directors but has resigned from such Committee upon his becoming interim President and Chief Executive Officer.

Mr. Hartnett served as President and Chief Executive Officer of Ingenient Technologies, Inc., a multimedia software development company, located in Rolling Meadows, Illinois, from April 2008 through November 2010. He joined Ingenient as Chief Operating Officer in September 2007. Prior to Ingenient, Mr. Hartnett served as President and Chief Executive Officer of U.S. Robotics Corporation, a global Internet communications product company headquartered in Schaumburg, Illinois, from May 2001 through October 2006. He was Chief Financial Officer of U.S. Robotics from June 2000 to May 2001. Prior to U.S. Robotics, Mr. Hartnett was a partner with Grant Thornton LLP where he served for over 20 years in various leadership positions at the regional, national, and international level.

Mr. Hartnett has served as a director and member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of Garmin Ltd. (NASDAQ: GRMN) since June 7, 2013, and is a former director of Crossroads Systems, Inc. (NASDAQ: CRDS), U.S. Robotics Corporation and Ingenient Technologies, Inc.

Mr. Swartwout is currently an advisor to private equity groups. From October 2006 to September 2008, he was Chief Executive Officer and member of the Board of Directors of Habasit Holding USA, the acquirer of Summa Industries, a California-based, publicly traded manufacturer of diversified plastic products for industrial and commercial markets. Mr. Swartwout served as a director of ATS Corporation, a public company providing information technology and related services to various governmental agencies, from May 2010 until early 2012. From October 1988 to October 2006, Mr. Swartwout held the following positions with Summa Industries: Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer. Mr. Swartwout has served on the boards of directors of numerous public and private companies. He received a Bachelor of Science in Industrial Engineering from Lafayette College and a Master of Business Administration from the University of Southern California.

Investors and financial analysts are invited to ask questions after the presentation is made. The presentation will be available on Sparton’s Web site: http://www.sparton.com in the “Investors” section for up to two years after the conference call.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 116th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service, and refurbishment. The primary markets served are Medical & Biotechnology, Military & Aerospace, and Industrial & Commercial. Headquartered in Schaumburg, IL, Sparton currently has fourteen manufacturing locations and engineering design centers worldwide. Sparton’s Web site may be accessed at http://www.sparton.com/.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.

Contact

Joseph McCormack

Sparton Corporation

Email: ir@sparton.com

Office: (847) 762-5800